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                                                                 August 14, 2000

                                  SCHEDULE A-1


                         EATON VANCE MUTUAL FUNDS TRUST

Eaton Vance Floating-Rate Fund*
Eaton Vance Floating-Rate High Income Fund*












*For this fund, Class A is called Advisers Class and has no initial sales charge.